 Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED BYLAWS

OF

EXPION360 INC.

The undersigned, who is the duly elected and acting Secretary of Expion360 Inc., a Nevada corporation (the “Corporation”), does hereby certify as follows:

1.       Section 1.1 of Article I of the Amended and Restated Bylaws of the Corporation was amended and restated, by unanimous consent of the Board of Directors (the “Board”) of the Corporation at a duly held and authorized Board meeting on August 18, 2026, to read in its entirety as follows:

“Section 1.1 Principal Office. The principal office and place of business of Expion Energy, Inc. (the "Corporation") shall be at 2025 SW Deerhound Ave., Redmond, OR 97756.”

2.       The foregoing amendment to the Amended and Restated Bylaws of the Corporation has not been modified, amended, rescinded, or revoked and remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on this 20th day of August, 2026.

/s/ Shawna Bowin

Shawna Bowin, Secretary

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